Exhibits

Sub-Item 77C: Submission of matters to a vote of security holders

At a Special Meeting of Shareholders of Driehaus Mutual Funds
(the "Trust") held on November 27, 2012, the Trust's shareholders approved the election of the following persons to the Board of Trustees of the Trust by the following votes:

					Affirmative		Withheld

Theodore J. Beck			331,113,166		1,544,986

Richard H. Driehaus			190,855,228		141,802,924

Francis J. Harmon			331,183,248		1,474,904

A.R. Umans				331,053,586		1,604,566

Dawn M. Vroegop			331,089,504		1,568,648

Daniel F. Zemanek			331,191,235		1,466,917